EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 10, 2004 (except for the first paragraph in section (1) of Note 3, as to which the date is March 12, 2004), with respect to the consolidated financial statements and schedules of IMPCO Technologies, Inc. included in the Registration Statement (Form S-4 to be filed on or about June 26, 2006) and related Prospectus of Fuel Systems Solutions, Inc. for the registration of shares of its common stock and warrants.

/s/ Ernst & Young LLP

Los Angeles, California

June 23, 2006